Exhibit 99.1

Certified Services, Inc. Announces Third Quarter 2004 Results

Ft. Lauderdale, Florida – November 18, 2004 —Certified Services, Inc. (OTCBB: CSRV), a leading provider of human resource management services (the “Company”), today announced its results for the third quarter of 2004. Revenues were $19,187,967 compared to $20,343,067 in the prior year’s quarter. Net income before taxes was $793,903, or $0.05 per share on 14,757,303 weighted average shares outstanding, compared to $796,984 or $0.05 per share on 9,197,811 weighted average shares outstanding during third quarter 2003.

“I am extremely pleased with the efforts of our Company and our third quarter results. Despite our search for a long-term insurance carrier, the continued adjustment of our pricing model and the elimination of riskier business, the Company saw its eleventh profitable quarter” stated Danny L. Pixler, the Company’s President and Chief Executive Officer.

About Certified Services

Certified Services Inc. is a Ft Lauderdale based holding company now entering its fourth year of operations. The company provides through its wholly owned subsidiaries Certified HR Services Company and American HR Holdings, Inc. a broad range of human resource products and services to small, medium and large size businesses including payroll/benefits administration, employee record keeping, regulatory compliance, health and workers compensation insurance programs, and worksite safety management. The company manages approximately $800,000,000 of gross revenues and related benefits on behalf of its more than 1,500 clients with approximately 38,000 worksite employees from its service centers located throughout Tampa, Orlando and Dallas.

Forward Looking Statements

Certain statements in this release, and other written or oral statements made by Certified or its brands are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance, or achievements of the company to be different from those expressed or implied. The Company assumes no obligation and does not intend to update these forward looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward looking statements include, without limitation: competitive and general economic conditions, adverse effects of litigation, the timely development and acceptance of services, the company’s ability to implement necessary price increase, delayed or lost sales and other impacts related to acts of terrorism, adverse effects of restatement of previously issued financial statements, the loss of significant numbers of marketing partners, the loss of senior management, increased government regulation or the company’s failure to integrate its acquired companies to achieve the synergies and efficiencies described in the “Management’s Discussion and Analysis” section of the Company’s Form 10-K and other reports and filings with the Securities and Exchange Commission.

Contact: Certified Services, Inc., Ft. Lauderdale

Danny L. Pixler 954-315-2335